Tasker Capital Corp.
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                                                                  April 12, 2005

Mr. Richard Weiner
Address intentionally omitted for quarterly report

                  RE: Terms of Employment-Vice President Sales

Dear Rich:

Sorry this letter is a bit late, nevertheless, please accept this letter agreement (sometimes referred to herein as this "Agreement") as confirmation by Tasker Capital Corp. ("Tasker") of its terms of employment to you as Vice President of Sales, currently responsible for sales relating to beverages, cosmetics and pet care. This portfolio of products can be expanded as mutually agreed upon between us as other opportunities develop.

1. Starting Date. As agreed your first day of employment will be March 28, 2005.

2. Annual Base Salary Compensation. Your annual base salary compensation will be one hundred-fifty thousand dollars (US$150,000.00) payable monthly over a twelve
(12) month period.

3. Quarterly Cash Compensation. Beginning July 1, 2005 and until such time as your quarterly commissions exceed $12,500.00, on the first day of each calendar quarter, you will receive a lump sum payment equal to the difference between twelve thousand five hundred dollars (US $12,500.00) and commissions earned for the quarter ("the incentive top up"). Because the incentive top up payment is payable in arrears, the payment received on July 1, 2005 will represent the period April 1-June 30, 2005, inclusive. Once your quarterly commissions have exceeded twelve thousand five hundred dollars (US $12,500.00) the incentive top up compensation will end.

4. Annual Management Incentive Compensation. Given your position in the company you will be eligible to participate in the company's discretionary annual management incentive plan. The potential bonus range for your grade 16 status is 40 % minimum, 60 % target and 80 % maximum. The exact amount of your payout will be determined by your performance relative to set performance objectives. For calendar year 2005 all payments will be at the discretion of senior management. The bonus will be calculated using the annual base salary set forth above in section 2 and will not include other elements of your compensation package, such as quarterly cash compensation, commissions, etc. You must be on the payroll at the end of each calendar year to have earned your award. If you leave the company prior to December 31st of any given year, you earn no award. Further if you leave prior to December 31st of any year the award will NOT be prorata based on that portion of the calendar year you were employed.

5. Long Term Cash Incentive Plan ("LTCIP"). Given your position in the company you will be eligible to participate in the company's discretionary annual long term cash management incentive plan. Such plan has not yet been approved by the compensation committee of the Board of Directors. Under this plan you will be eligible to receive cash compensation ranging from 60-100 % of your annual base compensation set forth in section 1 of this agreement payable at the end of the third calendar year from your start date, and every two (2) years thereafter, provided your objective are met.

I will advise you once a formal management incentive plan has been put in place as to your exact objectives required to be awarded this aspect of your compensation.

6. Commission Compensation. You will be entitled to earn commission on sales generated by products from beverages, cosmetics and pet case products. While the specifics of the pet care and cosmetic sales have yet to be worked out I can inform you of your commission with respect to Close Call(TM). Specifically, you will be entitled to earn a one-half percent (0.5 %) commission based on Close Call(TM) Gross Revenues of the company as hereinafter defined provided 100 % of the distributor's sales have been collected by Tasker. The commission will be payable to you on the first day of the month following the month in which the commission was earned and less applicable federal, state and city payroll related withholding taxes. For example, commissions earned during the month of July will be paid on September 1, provided there are no trade receivables outstanding on August 30th relating to July sales.

For purposes of this letter Gross Revenues shall mean the consolidated gross sales value of all Close Call(TM) products invoiced to all distributors from any of Tasker's affiliate, subsidiary or other legal entities, before any sales deductions, except for product identified as part of the marketing plan, calculated by multiplying the physical number of 1.69 oz. bottles of Close Call(TM) sold by a fixed selling price of $1.35/1.69 oz. (50 ml) bottle of Close Call(TM).

The aforementioned commission payments arrangements and the set selling price of $1.35/1.69 oz (50 ml) bottle of Close Call(TM) are for Gross Revenues relating to calendar year 2005 only. In late November 2005, and in November of each subsequent year, you will be notified of any change in the Close Call(TM) fixed price/1.69 oz. bottle for the following calendar year. For example, in late November 2005 you will be notified of your commission rates and Close Call(TM) fixed price/1.69 oz. bottle for calendar year 2006.

7. Tasker Capital Corp. Stock Options. Provided you are a full time employee of Tasker Capital Corp., or a Tasker affiliate company, on the Option Vest Date set forth below you will receive an option to purchase stock of Tasker Capital Corp. for the number of shares so indicated for an exercise price of three dollars fourteen cents (US $3.14) per share of common stock based on the market price per share as of the close of business last night. Such options shall vest and lapse as set forth below:

         Vest Date               Common Stock               Option Lapse Date
     ----------------            ------------               -----------------
     April 11, 2005              166,667 shares             April 10, 2015
     April 11, 2006              166,667 shares             April 10, 2016
     April 11, 2007              166,666 shares             April 10, 2017

In the event a "Change in Control" occurs, as defined below, Tasker shall have caused such vested stock options, and such stock options not yet vested, to ALL immediately vest and be freely exercisable by you.

DEFINITIONS-CHANGE IN CONTROL

      (a) "Acquiring Person"-means that a Person, considered alone or together with all Control Affiliates and Associates of that Person, is or becomes directly or indirectly the beneficial owner of (i) securities representing at least fifty-one percent (51 %) of TASKER's then outstanding securities entitled to vote generally in the election of the Board, or (ii) at least fifty-one percent (51 %) of TASKER's consolidated assets.

      (b) "Affiliate" means any "Subsidiary" or "Parent" corporation (within the meaning of Section 424 of the Code) of TASKER.

      (c)   "Board" means the Board of Directors of TASKER.

      (d) "Control Affiliate" with respect to any Person, means Affiliate as defined in Rule 12B-2 of the General Rules and Regulations under the Exchange Act, as amended as of January 1, 1990.

      (e) "Exchange Act" means the Securities Exchange Act of 1934, as amended and as in effect from time to time.

      (f) "Person" means any human being, firm, corporation, partnership, or other entity. Person also includes any human being, firm, corporation, partnership, or other entity as defined in Section 13(d)(3) and 14(d)(2) of the Exchange Act, as amended as of January 1, 1990. The term Person does not include TASKER or any related party within the meaning of Code Section 1563(a), 414(b) or 414(c), and the term Person does not include any employee-benefit plan maintained by TASKER or by any Related Entity, and any Person or entity organized, appointed, or established by TASKER or by any subsidiary for or pursuant to the terms of any such employee-benefit plan, or such Person or entity is a Person.

      (g) "Change in Control". For purposes of this Agreement a "Change in Control" shall mean any of the following events:

            (i)   In the event a Person is or becomes an Acquiring Person;

            (ii) In the event a Person enters into an agreement that would result in that Person becoming an Acquiring Person;

            (iii) In the event that TASKER enters into any agreement with Person that involves the transfer of at least fifty-one percent (51 %) of TASKER's total assets on a consolidated basis, as reported in TASKER's consolidated financial statements filed with the Securities and Exchange Commission, or, if TASKER is not required to file consolidated financial statements with the Securities and Exchange Commission, similar financial statements;

            (iv) In the event that TASKER enters into an agreement to merge or consolidate TASKER or to effect a statutory share exchange with another Person, where the Person and its subsidiaries and affiliates owns at least fifty-one percent (51 %) of the company, if TASKER is not intended to be the surviving or resulting entity after the merger, consolidation, or statutory share exchange;

            (v)   A complete liquidation or dissolution of TASKER;

            (vi) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person acquired
                  Beneficial Ownership as defined in the Exchange Act of more than the permitted amount of the then outstanding securities as a result of the acquisition of securities by TASKER which by reducing the number of securities then outstanding, increased the proportional number of shares Beneficially Owned by the subject Person(s) provided that if a Change in Control would occur as a result of the acquisition of securities by TASKER, and after such share acquisition by TASKER, the Person becomes the Beneficial Owner of any additional securities which increases the percentage of the then outstanding securities Beneficially Owned by the subject Person, then a Change in Control shall occur.

8. Monthly Auto Allowance. Tasker will provide you with a monthly auto allowance of nine hundred (US $900.00) per month.

9. Monthly Phone Allowance. Tasker shall reimburse you for that portion of your monthly telephone costs (cell, home and/or office) that relate to Tasker's business. Reimbursement shall be on Tasker's expense report form.

10. Company Benefits. A summary of company benefits as previously presented to you presents the full range of the company's current benefits. Company benefits are subject to change without prior notice by Tasker Management.

11. Vacation. You will be entitled to four (4) weeks paid per year. Vacations must be scheduled and authorized by your supervisor in advance. Vacation time does not accumulate if not taken.

12. Working Hours. As part of Tasker, your working hours are "as required by the need of the business" including weekends, as the case may be. You must work hours sufficient to permit you to complete all of your work responsibilities. In addition, you should be available by phone day or night to address any issue that might arise, which requires your input, decision or direction.

13. Confidential Information.

            (a) Acknowledgment and Definition. You acknowledge that during the course of your retention and employment with Tasker, you will have and will continue to have access to Confidential Information.

            As used in this Agreement, the term "Confidential Information" means any Tasker propriety and confidential information disclosed to or learned by you during your retention or employment and includes, among other things, proprietary information, marketing information and strategies, customer or member information and strategies, pricing information and strategies, financial information or strategies, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, descriptions, specifications, numbers, names, suppliers, characteristics, costs, prices, catalogs, sales literature, programs, instructional materials; information regarding customers and potential customers including names, addresses, contact persons, purchasing histories, preferences and frequency, credit standing and other customer information; information regarding employees of Tasker including names, addresses, amounts of commissions and other compensation paid, and sales performance of Tasker's employees; and other business information disclosed to you by Tasker either directly or indirectly in writing, orally or by observation. Confidential Information does not include any of the foregoing items that has become publicly known and made generally available through no wrongful act of you or others who were under confidentiality obligations as to the item or items involved. You acknowledge that the Confidential Information has been maintained as confidential by Tasker, is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, is highly valuable and proprietary to Tasker as long as it is maintained as confidential and its disclosure to third parties or unauthorized use by Employee would cause Tasker serious competitive harm.

            (b) Non-Disclosure of Confidential Information. (i) Immediately upon termination of your retention or employment with Tasker, you shall return to Company all Confidential Information, as well as any copies made of such information and any other material, including handwritten notes, made or derived from such information. (ii) You shall not either during or after the term of this Agreement disclose to any third party Confidential Information without the prior written authorization of Tasker, and you shall not use Confidential Information except for the benefit of Tasker.

14. Non-Competition. During your retention and employment with Tasker and for a period of one year following termination of you employment with Tasker for any reason, either by Tasker or you, you shall not, directly or indirectly, represent in any capacity, perform work in any capacity for or become an employee, officer, director, shareholder or partner of (a) any customer or prospective customer of Tasker or (b) any person, firm, or business entity that directly competes with Tasker and their respective parents, subsidiaries, affiliates and divisions. You acknowledge that this Section prohibits you from owning, operating, controlling, investing in, making loans or advances to, acting as a consultant for, or being in another other way connected with, any enterprise that is engaged in the design, research, development, production, sourcing or marketing of any employee/employer services. The restrictions of this Section, however, do not prohibit you from owning up to one percent (1%) of any publicly held corporation.

15. Non-Solicitation Of Members And Customers. During your retention and employment with Tasker and for a period of one year following termination of your employment with Tasker for any reason, either by Tasker or you, you shall not solicit on your own behalf or on behalf of any of Tasker's competitors, or directly or indirectly assist any of Tasker's competitors in soliciting, any customer or prospective customer of Tasker.

16. Non-Solicitation Of Employees Or Independent Contractors. During your retention and employment with Tasker and for a period of one year following termination of your employment with Tasker for any reason, either by Tasker or you, you shall not solicit or hire, attempt to solicit or hire, or assist anyone in attempting to solicit or hire any employee or independent contractor of Tasker to leave or terminate his or her employment or business relationship with Tasker.

17. Reasonableness Of Restraints; Irreparable Harm; Breach Of Agreement No Defense.

            (a) You acknowledge that the covenants in sections 13 through 16 of this Agreement: (i) are reasonably necessary to protect the Confidential Information, goodwill, trade secrets and other business interests of Tasker;
(ii) do not deprive you of the means or opportunity for suitably supporting yourself and your family or for obtaining employment following termination of employment with Tasker; (iii) are reasonable in duration and scope; and (iv) will cause you no undue hardship.

            (b) You acknowledge and agree that a breach of any provision of Sections 13 through 16 will result in immediate and irreparable harm to Tasker for which full damages cannot be readily calculated and for which damages are an inadequate remedy. Accordingly, you agree that Tasker shall be entitled to injunctive relief to prevent any such actual or threatened breach or any continuing breach by you (without the need to post a bond or other security). In addition, you agree to pay all expenses and costs, including attorneys' fees, incurred by Tasker in any proceeding to enforce the covenants or any other provision of this Agreement, including any action for damages or other monetary relief. You acknowledge that injunctive relief shall not foreclose Tasker from pursuing any other remedies which it may now or hereafter have at law or equity for breach of any of the terms, conditions or covenants of this Agreement, including, but not limited to, actual damages.

            (c) You acknowledge and agree that the period of any covenant of this Agreement which is a subject of litigation shall be tolled pending the litigation and shall continue to run only upon completion of any and all appeals from a final judgment enforcing the covenant.

            (d) You acknowledge that the covenants of sections 13 through 16 of this Agreement are of the essence of this Agreement. They shall be construed as independent of any other provision in this Agreement, and the existence of any claim or cause of action of you against Tasker, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Tasker of these covenants.

18. Disclosure Of Prior Agreements; Non-Use Of Third-Party Trade Secrets.

            (a) You represent  that you have  disclosed to Tasker any employment agreements or any other agreement, still in effect, which imposes any restrictions on you or the scope of your employment. You represent that, except for those restrictions, if any, you are not subject to any restrictions arising from you previous employment.

            (b) You further represent that you have not disclosed and will not disclose to Tasker and have not used and will not use on Tasker's behalf any trade secrets or other confidential and proprietary information belonging to or obtained from a third party, without consent from that third party.

19. Disclosure Of This Agreement. You shall deliver a copy of this Agreement to each person or firm with which you seek employment, partnership or other business association at any time within one year of termination of your employment with Tasker, whether by resignation or otherwise. You consent to Tasker providing a copy of this Agreement to any of your prospective employers following termination of your employment with Tasker.

20. Reporting Responsibility. You will report directly to me. While your primary position will be Vice President Sales-Beverages you may from time to time be required to help with other Tasker responsibilities. Such assignments will be on a temporary basis and should be considered as part of your overall job responsibility, if the need ever arises.

21. Termination. The parties agree that your employment pursuant to this Agreement is at-will and that either party may terminate the employment relationship at any time, with or without cause. Nothing in this Agreement shall create an obligation on the part of Tasker or any other person to continue your employment. Immediately upon the termination of employment, you shall return to Tasker any and all property owned by Tasker and provided to you for use during the course of your employment, such as computers, palm pilots, wireless phones, credit cards and office furniture. You recognize and acknowledge, however, that various provisions of this Agreement, including but not limited to those in Sections 17 through 19 above, remain in force even after employment is terminated.

22. Entire Agreement. This Agreement constitutes the entire understanding between us with respect to its subject matter and supersedes all prior agreements and understandings, written or oral, with respect to its subject matter. This Agreement may not be modified or amended except by a written amendment signed by you and a specifically authorized executive officer of Tasker.

23. Severability Of Clauses. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such holding shall not invalidate any of the other provisions of the Agreement. The parties intend that any such provision shall be severed from the Agreement and that the Agreement shall be enforced to the fullest extent permitted by law. Furthermore, a breach by you of any provision of this Agreement may only be waived by a specifically authorized executive officer of Tasker and such waiver shall be in writing and shall not be construed as a waiver of any later breach.

24. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs, executors and administrators of you and to the successors and assigns of Tasker. You agree that Tasker may assign this Agreement, including to any subsidiary of Tasker. Notwithstanding the foregoing, this Agreement is a personal services contract and shall not be assignable by you.

25. Governing Law. This Agreement shall be governed by the laws of the State of Connecticut, and both parties consent to venue and personal jurisdiction over them in the courts of Connecticut, including the federal courts, for purposes of construction and enforcement of this Agreement.

26. Employee Understanding. You acknowledge that you have read this entire Agreement, that you are legally competent and authorized to enter into this Agreement on your own behalf, and that you fully understand its provisions, are satisfied with them and have signed your name of your own free will without duress or undue influence. The parties acknowledge that there are no oral or written promises, representations or agreements between them relating to this Agreement other than as set forth herein, and that this Agreement constitutes the entire and only agreement relating to the subject matter covered herein. Each party understands that all terms of this Agreement are material to the other's consent to this Agreement, and that the breach of any term of this Agreement constitutes a material breach of the entire Agreement.

Kindly acknowledge your acceptance of the terms of this agreement by signing where indicated below and returning the original to my attention.


Sincerely,                                  Accepted___________________________



James Burns                                 Date:______________________________
Chief Operating Officer


CC:  B. Appleby, R. Jenkins, S. Gilbey, A. Costanzo